UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2008

New Century Financial Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3337 Michelson Drive, Suite CN-350 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 517-0000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 15, 2008, the Second Amended Joint Chapter 11 Plan of Liquidation of New Century Financial Corporation (the “Company”) and certain of its debtor–in–possession subsidiaries (collectively with the Company, the “Debtors”) dated as of April 23, 2008 (the “Plan”) was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Plan became effective on August 1, 2008 (the “Effective Date”).

Pursuant to the terms of the Plan, all assets of the Debtors (other than the assets of New Century Warehouse Corporation) were transferred to the New Century Liquidating Trust (the “Liquidating Trust”) on the Effective Date. The Liquidating Trust will be responsible for the administration of all claims against the Debtors’ estates. The Bankruptcy Court has appointed Alan M. Jacobs as the trustee of the Liquidating Trust, in which capacity Mr. Jacobs is vested with the rights, powers and benefits set forth in the New Century Liquidating Trust Agreement.

Pursuant to the terms of the Plan, all shares of the Company’s outstanding common and preferred stock outstanding immediately prior to the Effective Date have been cancelled. The Company intends to file a Form 15 certifying to and notifying the United States Securities and Exchange Commission of the termination of the registration under Section 12(g) of the Exchange Act of 1934 of its classes of common and preferred stock. The Company also intends to discontinue the use of its website: http://www.ncen.com/. Further information relating to the Plan can continue to be found at www.xroadscms.net/newcentury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

August 1, 2008	By:	/s/ Holly Etlin
		Name:	Holly Etlin
		Title:	Chief Executive Officer, President and Chief Restructuring Officer